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                                                                EXHIBIT NO. 11
                                                              ------------------


                    COMPUTATION OF EARNINGS PER
                    ---------------------------

                            COMMON SHARE
                            ------------


      Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding.

                                                               Three Months Ended
                                                                    March 31,
                                                       ----------------------------------
                                                          1998                    1997
                                                       ----------              ----------
                                                  (dollars in thousands, except per share data)
BASIC:

Average common shares outstanding                       9,541,949               9,034,676
                                                       ==========              ==========
Net income                                             $    4,440              $    3,343
                                                       ==========              ==========
Basic earnings per common share                        $      .47              $      .37
                                                       ==========              ==========

      Diluted earnings per share gives effect to the weighted average shares outstanding, average dilutive common share equivalents and shares which would have resulted from conversion of outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.

                                                               Three Months Ended
                                                                    March 31,
                                                       ----------------------------------
                                                          1998                    1997
                                                       ----------              ----------
                                                  (dollars in thousands, except per share data)
DILUTED:

Average common shares outstanding                       9,541,949               9,034,676
Average common stock equivalents of
   options outstanding-based on the
   treasury stock method using market price               339,079                 163,614
Convertible debenture common stock equivalents                                    475,200
                                                       ----------              ----------
                                                        9,881,028               9,673,490
                                                       ==========              ==========
Net income                                             $    4,440              $    3,343
Plus:  Convertible debenture interest,
       net of federal income tax effect                                                35
                                                       ----------              ----------
                                                       $    4,440              $    3,378
                                                       ==========              ==========
Diluted earnings per common share                      $      .45              $      .35
                                                       ==========              ==========